Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-209534) of our report dated June 24, 2026, with respect to the financial statements and supplemental information of the Olin Corporation Retirement Savings Plan included in this Annual Report on Form 11-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

St. Louis, Missouri
June 24, 2026